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                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Texas Regional Bancshares, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Texas Regional Bancshares, Inc. of our report dated January 15, 2001, with respect to the consolidated balance sheets of Texas Regional Bancshares, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Texas Regional Bancshares, Inc.





                                      /s/ KPMG LLP
                                      ------------
                                      KPMG LLP



Austin, Texas
Date:  December 21, 2001